UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/30/2011

ZBB Energy Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  -

(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

N93 W14475 Whittaker Way
Menomonee Falls, WI 53051
(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On August 30, 2011, ZBB Energy Corporation (the "Company" or "ZBB") entered into agreements providing for establishment of a joint venture that will develop, produce, sell, distribute and service advanced storage batteries and power electronics in China (the "Joint Venture"). Joint venture partners include PowerSav, Inc., AnHui Xinlong Electrical Co. and Wuhu Huarui Power Transmission & Transformation Engineering Co. The Joint Venture will be established upon receipt of certain governmental approvals from China which are anticipated to be received in November 2011.

The Joint Venture will operate through a jointly-owned Chinese company located in Wuhu City, Anhui Province named Anhui MeiXin Store Energy Co., Ltd. (the "JV Company"). The JV Company will initially assemble and ultimately manufacture ZBB products for sale in the power management industry on an exclusive basis in mainland China and on a non-exclusive basis in Hong Kong and Taiwan.

In connection with the Joint Venture, on August 30, 2011 ZBB and certain of its subsidiaries entered into the following agreements:

*        Joint Venture Agreement of Anhui MeiXin Store Energy Co., Ltd. (the "China JV Agreement") by and between ZBB PowerSav Holdings Limited, a Hong Kong limited liability company ("Hong Kong Holdco"), and Anhui Xinrui Investment Co., Ltd, a Chinese limited liability company; and

*        Limited Liability Company Agreement of ZBB PowerSav Holdings Limited by and between ZBB Cayman Corporation and PowerSav, Inc. (the "Holdco Agreement").

In connection with the Joint Venture, upon establishment of the JV Company ZBB and certain of its subsidiaries will enter into the following agreements:

*        Management Services Agreement by and between the JV Company and Hong Kong Holdco (the "Management Services Agreement");

*        License Agreement by and between ZBB and the JV Company (the "License Agreement"); and

*        Research and Development Agreement by and between ZBB and the JV Company (the "Research and Development Agreement").

Pursuant to the China JV Agreement, it is anticipated that the JV Company will be capitalized with approximately $13.4 million of equity capital. ZBB's only capital contributions to the Joint Venture will be a contribution of technology to the JV Company via the License Agreement valued at approximately $4.0 million. ZBB's indirect interest in the JV Company will equal approximately 33%.

ZBB's investment in the JV Company will be made through Hong Kong Holdco, a holding company being formed with PowerSav. ZBB will make a cash capital contribution of $200,000 to Hong Kong Holdco and will own 60% of its equity interests. ZBB will have the right to appoint a majority of the members of the Board of Directors of Hong Kong Holdco and Hong Kong Holdco will have the right to appoint a majority of the members of the Board of Directors of the JV Company.

Pursuant to the Management Services Agreement Hong Kong Holdco will provide certain management services to the JV Company in exchange for a management services fee equal to five percent of the JV Company's net sales for the first five years and three percent of the JV Company's net sales for the subsequent three years.

Pursuant to the License Agreement, ZBB will grant to the JV Company (1) an exclusive royalty-free license to manufacture and distribute the Company's ZESS Zinc Bromide flow battery, version three (v3) battery (50KW) and ZESS POWR PECC (up to 250KW) (the "Products") in mainland China in the power supply management industry and (2) a non-exclusive royalty-free license to manufacture and distribute the Products in Hong Kong and Taiwan in the power supply management industry.

Pursuant to the Research and Development Agreement, the JV Company may request ZBB to provide research and development services upon commercially reasonable terms and conditions. The JV Company would pay ZBB's fully-loaded costs and expense incurred in providing such services.

Additionally, ZBB and the JV Company will enter into supply agreements under which the JV Company will purchase certain manufactured products from ZBB and ZBB may purchase certain manufactured products from the JV Company.

Forward-Looking Statements

Certain statements made in this Form 8-K contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this Form 8-K may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including the risk that required governmental approvals for the Joint Venture are not obtained and the risk that the anticipated benefits of the Joint Venture will not be obtained, as well as those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZBB Energy Corporation

Date: August 30, 2011	By:	/s/ Eric C. Apfelbach
Eric C. Apfelbach
President and CEO